Exhibit 10.3

TLGY SPONSORS LLC

P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

19 June 2024

TLGY ACQUISITION CORPORATION
4001 Kennet Pike, Suite 302

Wilmington, DE 19807

USA

F.A.O. Jin-Goon Kim, Chairman, CEO

Dear Mr. Kim:

Reference is made to a letter agreement dated November 30, 2021 (“Administrative Services Agreement”) and entered into between ourselves, namely TLGY Acquisition Corporation (the “Company”), and TLGY Sponsors LLC (the “Sponsor”) for the Sponsor to, amongst others, take steps directly or indirectly to make available to the Company certain office space, utilities, secretarial assistance and administrative support services as may be required by the Company from time to time (the “Services”) for a sum of $15,000 per month until the Termination Date (as defined in the Administrative Services Agreement).

This is to confirm our mutual agreement to terminate the Administrative Services Agreement with immediate effect.

We hereby agree and consent to irrevocably release, waive, and forever discharge the Company and its successors or assigns, from any and all actions, compensations, fees and expenses, obligations and claims of all types and nature, including all sums that may be or have been accrued or outstanding, arising from or in connection with the Administrative Services Agreement.

Please also confirm your agreement and consent to irrevocably release, waive, and forever discharge Sponsor, the members, directors, advisors and offices of Sponsors and its holding company, Sponsor’s successors or assigns, from any and all actions, compensations, fees and expenses, obligations and claims of all types and nature, arising from or in connection with the Administrative Services Agreement.

This letter agreement shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles that will apply the laws of another jurisdiction.

This letter agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this letter agreement.

Very truly yours,

TLGY SPONSORS LLC

By:	/s/ Jin-Goon Kim
TLGY Holdings LLC, Manager of TLGY Sponsors LLC, represented by Jin-Goon Kim as Manager of TLGY Holdings LLC

AGREED TO AND ACCEPTED BY:

TLGY ACQUISITION CORPORATION

By:	/s/ Jin-Goon Kim
Name: Jin-Goon Kim
Title: Chairman and Chief Executive Officer